Form 10KSB40, Exhibit 13
period 1996-12-31
GATEWAY BANCORP INC/KY
filed 1997-03-31
CIK 931066

                                            SELECTED CONSOLIDATED FINANCIAL DATA

                                               December 31,              June 30,
                                     ----------------------------  ------------------
                                       1996      1995      1994      1994      1993
                                     --------  --------  --------  --------  --------
                                                    (Dollars in Thousands)
Selected Financial Condition
and Other Data:
Total assets                         $ 66,439  $ 73,409  $ 70,357  $ 67,355  $ 64,614
Cash and cash equivalents               1,348     6,542     7,394     2,970     9,252
Investment securities                  17,524    21,443    20,852    22,139    15,204
Mortgage-backed securities             27,663    27,618    29,513    31,279    28,836
Loans receivable, net                  19,076    16,920    11,451    10,110    10,645
Real estate owned                        --        --        --        --          49
Deposits                               49,195    53,288    60,486    57,929    55,895
FHLB advances                            --        --        --        --        --
Stockholders' equity, net              17,029    18,478     9,593     9,274     8,562
Full service offices                        2         2         2         2         2

                                                                                  At and
                                                                                For the Six
                                             At and For the Year Ended          Months Ended  At and For the Year Ended
                                                     December 31,               December 31,          June 30,
                                      ---------------------------------------   -----------   -------------------------
                                                                   (Unaudited)
                                         1996          1995          1994          1994          1994           1993
                                      -----------   -----------   -----------   -----------   -----------   -----------
                                                           (Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income                 $     4,710   $     4,827   $     4,161   $     2,096   $     4,146   $     4,388
Total interest expense                      2,653         2,673         2,385         1,187         2,455         2,743
                                      -----------   -----------   -----------   -----------   -----------   -----------
     Net interest income                    2,057         2,154         1,776           909         1,691         1,645
Provision for loan losses                    --              20          --            --            --              47
                                      -----------   -----------   -----------   -----------   -----------   -----------
     Net interest income after
      provision for loan losses             2,057         2,134         1,776           909         1,691         1,598
Non-interest income                            29            10            25            14            55            32
Non-interest expense                        1,313           893           770           449           669           582
                                      -----------   -----------   -----------   -----------   -----------   -----------
Income before provision for
  income taxes                                773         1,251         1,031           474         1,077         1,048
Provision for income taxes                    243           430           337           155           365           345
                                      -----------   -----------   -----------   -----------   -----------   -----------
Net income                            $       530   $       821   $       694   $       319   $       712   $       703
                                      ===========   ===========   ===========   ===========   ===========   ===========
Net income per share                  $       .48   $       .69           N/A           N/A           N/A           N/A
Book value per share                  $     15.83   $     15.44           N/A           N/A           N/A           N/A
Selected Operating Ratios (1):
Return on average assets                     0.75%         1.11%         1.04%         0.97%         1.07%         1.14%
Return on average equity                     2.99          3.99          7.48          6.90          7.99          8.57
Average equity to average assets            25.12         27.88         13.92         14.03         13.42         13.38
Equity to assets at end of year             25.63         25.17         13.63         13.64         13.77         13.26
Interest rate spread (2)                     1.70          1.55          2.13          2.18          2.00          2.01
Interest rate margin (2)                     2.96          2.96          2.69          2.77          2.57          2.71
Non-performing loans to total
  loans at end of period (3)                 1.09          2.45          2.81          2.81          1.86          4.56
Non-performing assets to total
  assets at end of period (3)                0.31          0.56          0.46          0.46          0.28          0.84
Allowance for loan losses to total
  loans outstanding at end of period         0.42          0.48          0.53          0.53          0.60          1.45
Allowance for loan losses to total
  non-performing loans at end of
  period (3)                                38.76         19.57         18.94         18.94         32.29         31.80
Average interest-earning assets
  to average interest-bearing
  liabilities                              132.90        138.25        115.57        116.42        115.10        115.41
Net interest income after provision
  for loan losses to total expense         156.66        238.97        230.65        202.45        252.77        281.80
Non-interest expense to average
  total assets                               1.86          1.21          1.15          1.36          1.01          0.95

(1) With the exception of end of year ratios, all ratios are based on average monthly balances during the periods.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Non-performing loans consist of non-accrual loans and loans that are contractually past due 90 days or more but still accruing interest, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in lieu thereof.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

General

Gateway Bancorp, Inc. (the "Company") is a Kentucky corporation organized in 1994 by Catlettsburg Federal Savings and Loan Association (the "Association") for the purpose of acquiring all of the capital stock of the Association issued in the conversion (the "Conversion") of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank known as Catlettsburg Federal Savings Bank (the "Bank"). The Conversion was completed on January 18, 1995. The only significant assets of the Company are the capital stock of the Bank and the net conversion proceeds retained by the Company. To date, the business of the Company has consisted of the business of the Bank.

The Bank conducts business from its main office located in Catlettsburg, Kentucky and one full-service branch office located in Grayson, Kentucky. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. At December 31, 1996, the Company had total consolidated assets of $66.4 million, total consolidated liabilities of $49.4 million, and consolidated stockholders' equity of $17.0 million.

The Bank is primarily engaged in attracting deposits from the general public and using those funds to invest in mortgage-backed securities and United States Government and federal agency securities and to originate loans secured by single-family residences located in Boyd County and surrounding counties in Northeastern Kentucky. To a lesser extent, the Bank also makes loans secured by savings accounts.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earnings assets, principally loans, mortgage-backed securities and investment securities, and interest expense on interest-bearing liabilities, which consist of passbook savings accounts and certificates of deposit. The Company's net income is also affected by its provision for loan losses, as well as its non-interest income, including fees and gains or losses on sales of assets, and its operating expenses, including compensation and benefits, occupancy and equipment expenses, federal deposit insurance, miscellaneous other expenses and federal income taxes.

The Company established December 31 as its fiscal year end, effective as of December 31, 1994. The Company took such action in order to report its results as a public company in a manner which is consistent with the way the Bank has traditionally conducted its business. Although the Bank has historically operated its business and filed its tax returns on a calendar year basis, its financial accounting records were maintained on a June 30 fiscal year basis.

The financial information presented herein, with the exception of December 31, 1996 and 1995 and the years then ended, is for the Bank only, since prior to 1995, the Company had not yet completed the Conversion or issued any stock.

Financial Condition

Assets. Total assets decreased by $7.0 million, or 9.5%, from $73.4 million at December 31, 1995 to $66.4 million at December 31, 1996. The decrease consisted primarily of decreases in cash of $5.2 million and investment securities of $3.9 million, offset by a $2.2 million increase in loans receivable.

Cash. These balances consist of cash on hand and short-term (liquid) interest-earning deposits in other financial institutions. The $5.2 million decrease in cash is attributable to the funding of loan originations, the decrease in deposits, the payment of cash dividends, and the repurchase of the Company's common stock, offset by the decrease in investment securities.

Investment Securities. Investment securities consist primarily of U.S. Treasury and U.S. Governmental agency securities. During the year ended December 31, 1996, the Company purchased $13.3 million of investment securities. Proceeds from calls and maturities of investment securities totaled $17.2 million.

Mortgage-Backed Securities. Mortgage-backed securities have always been a primary component of the Company's interest-earning assets, due to the relatively low demand for competitive-rate, single family mortgage loans in the Company's lending area. The Company received $5.8 million in principal payments on its mortgage-backed securities during the year and reinvested the $5.8 million in new mortgage-backed securities.

At December 31, 1996, the carrying value of the Company's investment securities exceeded the market value by approximately $100,000, as compared to an unrealized gain of approximately $100,000 at December 31, 1995. The market value of the Company's mortgage-backed securities exceeded the carrying value by approximately $40,000 at December 31, 1996, as compared to approximately $500,000 at December 31, 1995. These changes in market values are indicative of the declining interest rates experienced during 1996. However, the Company intends to hold its investment securities and mortgage-backed securities to maturity.

Loans Receivable, net. Loans receivable, net, increased $2.2 million, or 13.0%, from $16.9 million at December 31, 1995 to $19.1 million at December 31, 1996. Loan originations totaled $5.6 million during the year ended December 31, 1996. The increase is attributable to continued emphasis on competitive loan pricing as part of the Company's strategy to increase its mortgage loan market share.

Office Properties and Equipment. The Company's net investment in facilities and equipment totaled $358,000 and $367,000 at December 31, 1996 and 1995, respectively.

Liabilities. Total liabilities of the Company, consisting primarily of deposits, decreased $5.5 million, or 10.0%, from $54.9 million at December 31, 1995 to $49.4 million at December 31, 1996. The decrease is primarily attributable to a $4.1 million, or 7.7%, decrease in deposits caused by relatively unchanged market rates of interest paid during the year as compared to higher yielding investment alternatives available to the Bank's customers. Also, the Company had no dividends payable at December 31, 1996, as compared to $1.4 million at December 31, 1995.

Stockholders' Equity. The Company's stockholders' equity totaled $17.0 million at December 31, 1996, as compared to $18.5 million at December 31, 1995. The decrease is primarily due to the Company's repurchase of 121,216 shares of its common stock during the year at a cost of approximately $1.7 million and the payment of dividends of approximately $433,000, offset by the addition of net income.

Results of Operations

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table presents for the period indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on month-end balances.

                                                                          Year Ended December 31,
                                      ------------------------------------------------------------------------------------------
                                                  1996                           1995                           1994
                                      ----------------------------   ----------------------------   ----------------------------
                                                                     (Dollars in Thousands)
                                      Average              Yield/    Average              Yield/    Average              Yield
                                      Balance   Interest  Rate (2)   Balance   Interest    Rate     Balance   Interest    Rate
                                      --------  --------  --------   --------  --------  --------   --------  --------  --------
                                                                                                  (Unaudited)
Interest-earning assets:
  Loans receivable (3)                $ 17,789  $  1,358      7.63%  $ 14,675  $  1,133      7.72%  $ 10,313  $    877      8.50%
  Mortgage-backed securities            28,792     1,935      6.72     29,331     2,019      6.88     30,706     2,092      6.81
  Investment securities                 20,134     1,258      6.25     23,266     1,371      5.89     21,629     1,080      4.99
  Other interest-earning assets          2,830       159      5.62      5,609       304      5.42      3,310       112      3.38
                                      --------  --------             --------  --------             --------  --------
  Total interest-earning assets         69,545     4,710      6.77     72,881     4,827      6.62     65,958     4,161      6.31
                                                --------  --------             --------  --------             --------  --------
Non-interest-earning assets                930                            997                            730
                                      --------                       --------                       --------
  Total assets                        $ 70,475                       $ 73,878                       $ 66,688
                                      ========                       ========                       ========

Interest-bearing liabilities:
  Deposits:
    Passbook accounts                 $  3,228       115      3.56   $  4,521       163      3.61   $ 10,539       365      3.46
    Certificate accounts                49,101     2,539      5.17     48,196     2,510      5.21     46,535     2,020      4.34
                                      --------  --------             --------  --------             --------  --------
  Total interest-bearing liabilities    52,329     2,654      5.07     52,717     2,673      5.07     57,074     2,385      4.18
                                      --------                       --------                       --------
Non-interest-bearing liabilities           444                            565                            332
                                      --------                       --------                       --------
  Total liabilities                     52,773                         53,282                         57,406

Retained earnings                       17,702                         20,596                          9,282
                                      --------                       --------                       --------

  Total liabilities and
   retained earnings                  $ 70,475                       $ 73,878                       $ 66,688
                                      ========                       ========                       ========

Net interest income; Interest rate
 spread                                         $  2,056      1.70%            $  2,154      1.55%            $  1,776      2.13%
                                                ========  ========             ========  ========             ========  ========

Net interest margin (4)                                       2.96%                          2.96%                          2.69%
                                                          ========                       ========                       ========

Average interest-earning assets
  to average interest-bearings
  liabilities                                               132.90%                        138.25%                        115.57%
                                                          ========                       ========                       ========

                                      Six Months Ended December 31,      Year Ended June 30,
                                      ----------------------------   ----------------------------
                                                  1994                           1994
                                      ----------------------------   ----------------------------

                                      Average              Yield/    Average              Yield/
                                      Balance   Interest   Rate(1)   Balance   Interest    Rate
                                      --------  --------  --------   --------  --------  --------

Interest-earning assets:
  Loans receivable (3)                $ 10,747  $    430      8.01%  $ 10,154  $    854      8.41%
  Mortgage-backed securities            30,455     1,054      6.92     30,384     2,178      7.17
  Investment securities                 21,453       562      5.24     19,256       936      4.86
  Other interest-earning assets          2,942        50      3.43      5,987       178      2.97
                                      --------  --------             --------  --------
  Total interest-earning assets         65,597     2,096      6.39     65,781     4,146      6.30
                                                --------  --------             --------  --------
Non-interest-earning assets                535                            593
                                      --------                       --------
  Total assets                        $ 66,132                       $ 66,374
                                      ========                       ========

Interest-bearing liabilities:
  Deposits:
    Passbook accounts                 $  9,760       171      3.50   $ 10,822       394      3.64
    Certificate accounts                46,585     1,016      4.36     46,328     2,061      4.45
                                      --------  --------             --------  --------
  Total interest-bearing liabilities    56,345     1,187      4.21     57,150     2,455      4.30
                                      --------  --------  --------   --------  --------  --------
Non-interest-bearing liabilities           331                            317
                                      --------                       --------
  Total liabilities                     56,676                         57,467

Retained earnings                        9,456                          8,907
                                      --------                       --------

  Total liabilities and
   retained earnings                  $ 66,132                       $ 66,374
                                      ========                       ========

Net interest income; Interest rate
spread                                          $    909      2.18%            $  1,691      2.00%
                                                ========  ========             ========  ========

Net interest margin (4)                                       2.77%                          2.57%
                                                          ========                       ========

Average interest-earning assets
  to average interest-bearings
  liabilities                                               116.42%                        115.10%
                                                          ========                       ========

----------
(1)  Annualized.

(2) At December 31, 1996, the yields earned and rates paid were as follows: loans receivable, 7.85%; mortgage-backed securities, 6.52%;investment securities, 6.36%; other interest earning assets, 6.19%; total interest-earning assets, 6.86%; deposits, 4.92%; total interest-bearing liabilities, 4.92%; interest rate spread, 1.94%.

(3)  Includes non-accrual loans.

(4) Net interest margin is net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                Year Ended December 31,
                                           ----------------------------------------------------------------
                                              1996 Compared to 1995        1995 Compared to 1994 (Unaudited)
                                           -----------------------------   ---------------------------------
                                              Increase                          Increase
                                             (Decrease)         Total          (Decrease)         Total
                                               Due To          Increase          Due To          Increase
                                           ---------------                   --------------
                                           Rate     Volume    (Decrease)     Rate     Volume    (Decrease)
                                           -----    ------    ----------     -----    ------    ----------
                                                                                 (Dollars in Thousands)
Interest-earning assets:
   Loans receivable                        $ (14)   $  239    $      225     $(114)   $  370    $      256
   Mortgage-backed securities                (47)      (37)          (84)      (94)       21           (73)
   Investment securities                      77      (190)         (113)      209        82           291
   Other interest-earning assets               9      (154)         (145)      114        78           192
                                           -----    ------    ----------     -----    ------    ----------

       Total interest-earning assets          25      (142)         (117)      115       551           666
                                           -----    ------    ----------     -----    ------    ----------

Interest-bearing liabilities:
  Deposits:
   Passbook accounts                          (2)      (47)          (49)       30      (223)         (193)
   Certificate accounts                      (19)       49            30       410        71           481
                                           -----    ------    ----------     -----    ------    ----------

       Total interest-bearing liabilities    (21)        2           (19)      440      (152)          288
                                           -----    ------    ----------     -----    ------    ----------

Increase (decrease) in net interest
  income                                   $  46    $ (144)   $      (98)    $(325)   $  703    $      378
                                           =====    ======    ==========     =====    ======    ==========

                                                Six Months Ended December 31,
                                           ------------------------------------
                                               1994 Compared to 1993 (Unaudited)
                                           ------------------------------------
                                                 Increase
                                                (Decrease)         Total
                                                  Due To         Increase
                                              --------------
                                              Rate     Volume    (Decrease)
                                              -----    ------    ----------

Interest-earning assets:
   Loans receivable                           $ (42)   $   14    $      (28)
   Mortgage-backed securities                   (74)       37           (37)
   Investment securities                         67        94           161
   Other interest-earning assets                 (6)      (76)          (82)
                                              -----    ------    ----------

       Total interest-earning assets            (55)       69            14
                                              -----    ------    ----------

Interest-bearing liabilities:
  Deposits:
   Passbook accounts                            (13)      (16)          (29)
   Certificate accounts                         (57)       16           (41)
                                              -----    ------    ----------

       Total interest-bearing liabilities       (70)     --             (70)
                                              -----    ------    ----------

Increase (decrease) in net interest
  income                                      $  15    $   69    $       84
                                              =====    ======    ==========

Comparison of Operating Results for the Years Ended
December 31, 1996 and December 31, 1995

Net Income. Net income decreased $291,000, or 35.5%, for the year ended December 31, 1996 as compared to the year ended December 31, 1995. The 1996 decrease was primarily due to a one-time assessment by the FDIC to restore the SAIF to the statutorily prescribed level of 1.25% of insured deposits. The pretax amount of this assessment was $336,000, without which net income for the year ended December 31, 1996 would have been $751,000.

Interest Income. Interest income decreased $117,000, or 2.4%, for the year ended December 31, 1996 as compared to the year ended December 31, 1995. The decrease resulted primarily from lower volumes of investment securities and other interest-earning assets, offset by an increase in the average balance of loans receivable. The average yield on interest-earning assets increased modestly from 6.62% for 1995 to 6.77% for 1996.

Interest Expense. Interest expense decreased $19,000, or .7%, for 1996 as compared to 1995 primarily due to a slightly lower volume of interest-bearing liabilities during the year. The average rate paid on interest-bearing liabilities remained at approximately 5.07% for 1996, the same as 1995.

The difference in the yield on interest-earning assets and the rate paid on interest-bearing liabilities resulted in an interest rate spread of 1.70% for the year ended December 31, 1996 as compared to 1.55% for the year ended December 31, 1995, primarily due to the increased yield on investment securities.

Provision for Loan Losses. The Company recorded no provision for loan losses during the year ended December 31, 1996, as compared to a provision of $20,000 for the year ended December 31, 1995. Management's decision to make no provision for loan losses reflects their assessment that the current allowance for loan losses is adequate, given that non-performing assets to total assets continues to remain at historically low levels, constituting .31% and .56% at December 31, 1996 and 1995, respectively. The allowance for loan losses to total loans outstanding at December 31, 1996 and 1995 was .42% and .48%, respectively.

Although management utilizes its best judgement in providing for loan losses, there can be no assurance that the Company will not have to increase its provision for loan losses in the future as a result of future increases in non-performing loans or for other reasons.

Non-Interest Income. Non-interest income increased $19,000 for the year ended December 31, 1996 as compared to 1995. The increase was due primarily to $14,000 in gains recognized on foreclosed real estate during 1996. Such gains represented partial recoveries of losses sustained in prior years.

Non-Interest Expense. Non-interest expense increased $420,000, or 47.0%, from $893,000 for the year ended December 31, 1995 to $1,313,000 for the year ended December 31, 1996. The increase resulted largely from increased SAIF deposit insurance premiums of $336,000, and increased compensation and benefits and professional services expenses of $42,000 and $25,000, respectively. The increased costs of SAIF deposit insurance resulted from the special one-time assessment referred to above. The special assessment was paid by all SAIF insured institutions as part of the recapitalization of the SAIF. Compensation and benefits expenses increased primarily due to increased costs associated with operating as a public company.

Provision for Income Taxes. The provision for income taxes decreased by $187,000, or 43.5%, for the year ended December 31, 1996 as compared to 1995, due to the decrease in pre-tax income. The effective tax rate for the year ended December 31, 1996 was 31.4% as compared to 34.4% for 1995. The decrease was the result of a reduction in the amount of income subject to state income tax for the year ended December 31, 1996 as compared to December 31, 1995, at an effective rate of approximately 5.28%.

Comparison of Operating Results for the Year Ended December 31, 1995 (audited) and the Year Ended December 31, 1994 (unaudited)

Net Income. Net income increased $127,000, or 18.3%, for the year ended December 31, 1995 as compared to the year ended December 31, 1994. The increase resulted primarily from increased interest income of $666,000, or 16.0%, which was partially offset by increases in interest expense of $288,000, or 12.1%, the provision for loan losses of $20,000, or 100.0%, non-interest expense of $123,000, or 16.0%, and $93,000, or 27.6%, in the provision for income taxes.

Interest Income. The $666,000 increase in interest income for 1995 as compared to 1994 was primarily due to the increased volume of the loan portfolio, and increased yields earned on investment securities, other interest-earning assets and mortgage-backed securities, which was partially offset by a decline in the yield earned on loans. The yield on loans declined due to an aggressive loan pricing program implemented to regain mortgage loan market share. The average yield earned on interest-earning assets increased from 6.31% for 1994 to 6.62% for 1995.

Interest Expense. The $288,000 increase in interest expense for 1995 as compared to 1994 resulted primarily from an .87% increase in the rates paid on certificate accounts, which was partially offset by a $4.4 million, or 7.7%, decrease in the average balance of deposits for the year ended December 31, 1995 as compared to 1994.

The difference in the yield on interest-earning assets and the rate paid on interest-bearing liabilities was reflective of rising market rates of interest, resulting in an interest rate spread of 1.55% for the year ended December 31, 1995 as compared to 2.13% for the year ended December 31, 1994.

Provision for Loan Losses. During the year ended December 31, 1995, the Company provided $20,000 for possible loan losses, as compared to no provision for 1994. The provision was made due to the increase in the size of the loan portfolio. Management does not believe that the quality of the loan portfolio has been compromised by its growth. Non-performing assets to total assets remained at historically low levels, constituting .56% and .46% at December 31, 1995 and 1994, respectively, while the allowance for loan losses to total loans outstanding was .48% and .53% at the end of each respective year.

Although management utilizes its best judgment in providing for loan losses, there can be no assurance that the Company will not have to increase its provision for loan losses in the future as a result of future increases in non-performing loans or for other reasons.

Non-Interest Income. Non-interest income decreased $15,000, or 60.0%, during the year ended December 31, 1995 as compared to 1994. The decrease resulted primarily from a $13,000 decrease in loan fees and other fee income, attributable to the discontinuance of loan origination fees as part of the Bank's new loan pricing policy.

Non-Interest Expense. The $123,000 increase in non-interest expense for 1995 as compared to 1994 resulted primarily from increases in compensation and benefits of $107,000 and other non-interest expense of $121,000, which was offset by the lack of a contingency reserve in 1995 and SAIF deposit insurance premiums of $7,800. Occupancy expenses remained relatively unchanged with a 1995 increase of $2,900, to $39,000.

Of the $107,000 increase in compensation and benefits, approximately $63,000 is attributable to the Company's contributions to the ESOP, while $45,000 is attributable to expense recognized in connection with the Company's RRP Plan which was approved by the stockholders during 1995.

The $121,000 increase in other non-interest expenses reflects increased costs associated with operating as a public company.

During 1994, the Bank established a $100,000 contingency reserve to be used to refund to certain borrowers and former borrowers of the Bank certain interest payments which had been improperly collected in prior periods. Such refunds were made in January, 1995.

The decrease in the SAIF insurance premiums is due to reduced insured deposits during 1995 as compared to 1994.

Provision for Income Taxes. The provision for income taxes increased by $93,000, from $337,000 for the year ended December 31, 1994 to $430,000 for the year ended December 31, 1995, due to increased pre-tax income. The effective tax rate for the year ended December 31, 1995 was 34.4% as compared to 32.7% for 1994. The increase in the effective tax rate is due to the Company (excluding income earned by the Bank) paying Kentucky state income taxes for 1995, the first year of its operations.

Asset and Liability Management

The lending activities of savings and loan associations have historically emphasized long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits. The deposit accounts of savings associations generally bear interest rates that reflect market rates and largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans and investments securities, has historically caused the income earned by savings associations on their loan and investment portfolios to adjust more slowly to changes in interest rates than their cost of funds.

The Bank originates both fixed-rate and adjustable-rate residential real estate loans as market conditions dictate. Historically, the Bank only originates loans to hold until maturity. The Bank also purchases substantial amounts of fixed-rate, mortgage-backed securities to hold until maturity. Adjustable rate loans comprise approximately 57.3% of the mortgage loan portfolio at December 31, 1996. The Company has ample liquidity in the form of interest-bearing cash and short-term investments. These items, repricing within six months, constituted 5.2% of the Company's total assets at December 31, 1996.

With loan demand being slow in the Bank's market area during the past ten years, management has looked for alternate ways to enhance net income and improve the yield on interest-earning assets. Cash flow from loan repayments and new deposits have historically been invested principally in mortgage-backed securities, with such balances amounting to $27.7 million, or 41.7%, of total assets at December 31, 1996. The Bank maintains a significant portfolio of mortgage-backed securities as a means of investing in housing-related mortgage instruments without the costs associated with originating mortgage loans for portfolio retention and with limited credit risk of default which arises in holding a portfolio of loans to maturity. Mortgage-backed securities represent a participation interest in a pool of single-family mortgages. The principal and interest payments on mortgage-backed securities are passed from the mortgage originators, as servicer, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Bank. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association.

Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. At December 31, 1996, the weighted average contractual maturity of the Bank's mortgage-backed securities was approximately
7.20 years.

As part of its efforts to maximize net interest income and manage the risks associated with changing interest rates, management of the Bank uses the "market value of portfolio equity" ("NPV") methodology which the Office of Thrift Supervision ("OTS") has adopted as part of its capital regulations. Although the Bank would not be subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk based capital in excess of 12%, the application of the NPV methodology may illustrate the Bank's interest rate risk.

Under this methodology, interest rate risk exposure is assessed by reviewing the estimated changes in the Bank's NPV which would hypothetically occur if interest rates rapidly rise or fall all along the yield curve. Projected values of NPV at both higher and lower regulatory defined rate scenarios are compared to base case values (no changes in rates) to determine the sensitivity to changing interest rates.

Presented below, as of December 31, 1996, is an analysis of the Bank's interest rate risk ("IRR") as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the impact of various rate changes and the Bank's currently strong capital position.

                                                                         As of December 31, 1996
                                                                         -----------------------
                                                                     Market Value of Portfolio Equity
              Changes in                                             --------------------------------
            Interest Rates               Board Limit
            (Basis Points)                % Change               $ Change in NPV           % Change in NPV
            --------------                --------               ---------------           ---------------
                                                                 (In Thousands)
                 +400                       (40) %               $   (5,742)                    (33) %
                 +300                       (30)                     (4,226)                    (24)
                 +200                       (20)                     (2,709)                    (15)
                 +100                       (10)                     (1,281)                     (7)
                  --                         --                        --                        --
                 -100                       (10)                      1,174                       7
                 -200                       (20)                      2,324                      13
                 -300                       (30)                      3,425                      20
                 -400                       (40)                      4,664                      27

The OTS uses the above NPV calculation to monitor an institution's IRR. The OTS has promulgated regulations regarding a required adjustment to the institution's risk-based capital based on IRR. The application of the OTS' methodology quantifies IRR as the change in the NPV which results from a theoretical 200 basis point increase or decrease in market interest rates. If the NPV from either calculation would decrease by more than 2% of the present value of the institution's assets, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of risk-based capital. At December 31, 1996, 2% of the present value of the Bank's assets was approximately $1.3 million, and, as shown in the table, a 200 basis point increase or decrease in market interest rates would not significantly impact the Bank's regulatory capital calculation. However, if the regulation were applicable, the Bank would deduct an interest rate risk component from its regulatory capital of approximately $685,000, bringing its risk-based capital ratio to 82.7%, as compared to the 8% regulatory requirement.

Liquidity and Capital Resources

The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Bank invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Bank has been able to generate sufficient cash through its deposits. At December 31, 1996, the Bank had no outstanding advances from the Federal Home Loan Bank of Cincinnati or other borrowings.

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Bank maintains a strategy of investing in various investment and mortgage-backed securities and residential mortgage loans. The Bank uses its sources of funds primarily to meet its ongoing commitments, and to maintain a portfolio of mortgage-backed and investment securities. At December 31, 1996, the total approved loan commitments outstanding amounted to $466,600. At the same date, there were no commitments under unused lines of credit. Certificates of deposit scheduled to mature in one year or less at December 31, 1996, totaled $34.2 million. Management believes that a significant portion of maturing deposits will remain with the Bank. At December 31, 1996, the Bank had a liquidity ratio of 10.68% which exceeded the required minimum liquid asset ratio of 5.0% of assets.

Recapitalization of SAIF

The deposits of the Bank are currently insured by the SAIF. Both the SAIF and the Bank Insurance Fund ("BIF"), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits.

The BIF fund met its target reserve level in September 1995, but the SAIF was not expected to meet its target reserve level until at least 2002. Consequently, in late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with respect to the semiannual premium assessment beginning January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to an annual minimum of $2,000) for institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions in the lowest risk category).

On September 30, 1996, President Clinton signed into law legislation which eliminates the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation required all SAIF member institutions to pay a one-time special assessment to recapitalize the SAIF, with the aggregate amount to be sufficient to bring the reserve ratio of the SAIF to 1.25% of insured deposits. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

Implementing FDIC regulations imposed a one-time special assessment of 65.7 basis points on SAIF-assessable deposits as of March 31, 1995, which was accrued as an expense on September 30, 1996. The Bank's one-time special assessment amounted to approximately $336,000 ($221,800 net of related tax benefits). The payment of such special assessment had the effect of immediately reducing the Bank's capital by such an amount. Nevertheless, management does not believe that this one-time special assessment will have a material adverse effect on the Company's consolidated financial condition or cause non-compliance with the Bank's regulatory capital requirements.

In the fourth quarter of 1996, the FDIC lowered the assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates generally range from zero basis points to 27 basis points, except that during the fourth quarter of 1996, the rates for SAIF members ranged from 18 basis points to 27 basis points in order to increase assessments paid to the Financing Corporation ("FICO"). From 1997 through 1999, SAIF members will pay 6.4 basis points to fund the FICO while BIF member institutions will pay about 1.3 basis points. The Bank's insurance premiums, which had amounted to 23 basis points were reduced to 6.4 basis points effective January 1, 1997. Based upon the $49.2 million of assessable deposits at December 31, 1996, the Bank would expect to pay $20,400 less in insurance premiums per quarter during 1997.

Recent Accounting Pronouncements

In management's opinion, there are no recent accounting pronouncements which have been adopted, or pending pronouncements that, if adopted, which have had or would have a significant effect on the Company's financial position or results of operations.

Impact of Inflation and Changing Prices

The Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

                [LETTERHEAHD OF KELLEY, GALLOWAY & COMPANY, PSC]


                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and
   Board of Directors
Gateway Bancorp, Inc.
Catlettsburg, Kentucky  41129

We have audited the accompanying consolidated balance sheets of Gateway Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1995, for the six months ended December 31, 1994, and for the year ended June 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gateway Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, for the six months ended December 31, 1994, and for the year ended June 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for fees and costs associated with loan originations and its method of accounting for pensions in 1995, and its method of accounting for investment securities in 1994.



/s/ Kelley, Galloway & Company, PSC

February 7, 1997

                      GATEWAY BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                     ASSETS
                                                              1996          1995
                                                           -----------  -----------
CASH, including interest-bearing deposits of $1,270,685
 and $6,305,467, respectively                              $ 1,348,415  $ 6,542,257

INVESTMENT SECURITIES HELD TO MATURITY, approximate
 market value of $17,414,800 and $21,539,900,
 respectively                                               17,523,931   21,443,489

LOANS RECEIVABLE, less allowance for loan losses
 of $80,758                                                 19,075,792   16,920,304

MORTGAGE-BACKED SECURITIES HELD TO MATURITY,
 approximate market value of $27,703,100 and
 $28,128,100, respectively                                  27,663,022   27,618,404

ACCRUED INTEREST RECEIVABLE                                    430,055      493,502

OFFICE PROPERTIES AND EQUIPMENT                                358,497      366,995

INCOME TAXES REFUNDABLE                                         15,323         --

OTHER ASSETS                                                    23,902       23,725
                                                           -----------  -----------

                                                           $66,438,937  $73,408,676
                                                           ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS                                            $ 49,194,746   $ 53,287,904

INCOME TAXES PAYABLE:
  Current                                                   --           66,730
  Deferred                                               111,808         96,872

DIVIDENDS PAYABLE                                           --        1,366,717

ACCRUED INTEREST PAYABLE                                  32,864         35,155

OTHER LIABILITIES                                         70,866         77,035
                                                    ------------   ------------

     Total liabilities                                49,410,284     54,930,413
                                                    ------------   ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, 1,000,000
    shares authorized                                       --             --
  Common stock, $.01 par value, 4,000,000
    shares authorized; 1,075,754 and 1,196,970
    shares issued and outstanding, respectively           10,758         11,970
  Employee benefit plans                                (918,319)    (1,098,907)
  Additional paid-in capital                           7,930,355      9,502,671
  Retained earnings - substantially restricted        10,005,859     10,062,529
                                                    ------------   ------------

     Total stockholders' equity                       17,028,653     18,478,263
                                                    ------------   ------------

                                                    $ 66,438,937   $ 73,408,676
                                                    ============   ============

           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                      GATEWAY BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994,
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1994 AND
                        FOR THE YEAR ENDED JUNE 30, 1994

                                                              Year Ended             Six Months       Year
                                                              December 31,             Ended          Ended
                                          ----------------------------------------  December 31,     June 30,
                                              1996          1995          1994          1994          1994
                                          ------------  ------------  ------------  ------------  ------------
                                                                       (Unaudited)
INTEREST INCOME:
  Loans receivable -
    Mortgage loans                        $  1,314,190  $  1,083,388  $    835,991  $    409,848  $    810,919
    Other loans                                 43,715        49,681        40,807        20,332        43,745
  Investment securities                      1,258,253     1,370,562     1,080,478       561,882       935,616
  Mortgage-backed and related securities     1,934,639     2,019,289     2,091,863     1,053,690     2,178,285
  Other interest-earning assets                159,387       303,977       111,659        50,427       177,831
                                          ------------  ------------  ------------  ------------  ------------
       Total interest income                 4,710,184     4,826,897     4,160,798     2,096,179     4,146,396
                                          ------------  ------------  ------------  ------------  ------------

INTEREST EXPENSE:
  Passbook savings                             115,238       162,771       364,814       170,673       393,655
  Certificates of deposit                    2,538,392     2,509,682     2,019,925     1,016,579     2,060,909
                                          ------------  ------------  ------------  ------------  ------------
       Total interest expense                2,653,630     2,672,453     2,384,739     1,187,252     2,454,564
                                          ------------  ------------  ------------  ------------  ------------

       Net interest income                   2,056,554     2,154,444     1,776,059       908,927     1,691,832

PROVISION FOR LOAN LOSSES                         --          20,000          --            --            --
                                          ------------  ------------  ------------  ------------  ------------

       Net interest income after
        provision for loan losses            2,056,554     2,134,444     1,776,059       908,927     1,691,832
                                          ------------  ------------  ------------  ------------  ------------

NON-INTEREST INCOME:
  Gain on sale of office building                 --            --            --            --          21,756
  Loss on foreclosed real estate                14,181          --            --            --            (102)
  Gains on sale of investments                   2,000         1,563         2,250          --            --
  Loan fees                                       --            --           5,655         2,300        15,601
  Other                                         13,152         8,095        17,111        12,053        17,113
                                          ------------  ------------  ------------  ------------  ------------
       Total non-interest income                29,333         9,658        25,016        14,353        54,368
                                          ------------  ------------  ------------  ------------  ------------

NON-INTEREST EXPENSE:
  Compensation and benefits                    414,055       371,675       264,449       140,917       248,716
  Occupancy and equipment                       40,219        39,181        36,270        18,408        40,420
  SAIF deposit insurance premium               457,790       123,195       131,003        65,899       128,298
  Contingency reserve                             --            --         100,000       100,000          --
  Other                                        400,845       359,338       238,011       123,429       251,746
                                          ------------  ------------  ------------  ------------  ------------
       Total non-interest expense            1,312,909       893,389       769,733       448,653       669,180
                                          ------------  ------------  ------------  ------------  ------------

INCOME BEFORE PROVISION
  FOR INCOME TAXES                             772,978     1,250,713     1,031,342       474,627     1,077,020

PROVISION FOR INCOME TAXES                     243,396       430,052       337,295       155,439       365,082
                                          ------------  ------------  ------------  ------------  ------------

NET INCOME                                $    529,582  $    820,661  $    694,047  $    319,188  $    711,938
                                          ============  ============  ============  ============  ============

NET INCOME PER SHARE                      $        .48  $        .69           N/A           N/A           N/A
                                          ============  ============  ============  ============  ============

           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      GATEWAY BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995,
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1994, AND
                        FOR THE YEAR ENDED JUNE 30, 1994

                                                                                        Retained
                                                        Employee       Additional      Earnings -         Total
                                          Common         Benefit         Paid-In      Substantially   Stockholders'
                                          Stock           Plans          Capital       Restricted         Equity
                                      -------------   -------------   -------------   -------------   -------------

BALANCE, June 30, 1993                $        --     $        --     $        --     $   8,562,264   $   8,562,264

NET INCOME, year ended June 30, 1994           --              --              --           711,938         711,938
                                      -------------   -------------   -------------   -------------   -------------

BALANCE, June 30, 1994                         --              --              --         9,274,202       9,274,202

NET INCOME, six months ended
   December 31, 1994                           --              --              --           319,188         319,188
                                      -------------   -------------   -------------   -------------   -------------

BALANCE, December 31, 1994                     --              --              --         9,593,390       9,593,390

NET INCOME, year ended
  December 31, 1995                            --              --              --           820,661         820,661

COMMON STOCK ISSUED, $.01 par value          12,446        (500,000)     11,698,818            --        11,211,264

DIVIDENDS DECLARED, $1.50 per share            --              --        (1,734,162)       (110,173)     (1,844,335)

ESOP SHARES RELEASED, 7,746 shares             --            77,460         (14,545)           --            62,915

RRP STOCK PURCHASED, 49,782 shares             --          (721,839)           --              --          (721,839)

RRP STOCK AMORTIZED, 3,136 shares              --            45,472            --              --            45,472

PURCHASE OF 47,600
  TREASURY SHARES                              (476)           --          (447,440)       (241,349)       (689,265)
                                      -------------   -------------   -------------   -------------   -------------

BALANCE, December 31, 1995                   11,970      (1,098,907)      9,502,671      10,062,529      18,478,263

NET INCOME, year ended
  December 31, 1996                            --              --              --           529,582         529,582

DIVIDENDS DECLARED, $.40 per share             --              --          (432,777)           --          (432,777)

ESOP SHARES RELEASED,  6,461 shares            --            64,610            (108)           --            64,502

RRP STOCK AMORTIZED,  7,998 shares             --           115,978            --              --           115,978

PURCHASE OF 121,216
  TREASURY SHARES                            (1,212)           --        (1,139,431)       (586,252)     (1,726,895)
                                      -------------   -------------   -------------   -------------   -------------

BALANCE, December 31, 1996            $      10,758   $    (918,319)  $   7,930,355   $  10,005,859   $  17,028,653
                                      =============   =============   =============   =============   =============



           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      GATEWAY BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994,
                 FOR THE SIX MONTHS ENDED DECEMBER 31, 1994 AND
                        FOR THE YEAR ENDED JUNE 30, 1994

                                                                       Year End                   Six Months        Year
                                                                      December 31,                  Ended           Ended
                                                    ------------------------------------------   December 31,      June 30,
                                                        1996           1995           1994           1994           1994
                                                    ------------   ------------   ------------   ------------   ------------
                                                                                   (Unaudited)
OPERATING ACTIVITIES:
  Net income                                        $    529,582   $    820,661   $    694,047   $    319,188   $    711,938
  Adjustments to reconcile net income to net
   cash provided by operating activities-
    Provision for loan losses and
     uncollected interest                                   --           20,000            165            165         (8,916)
    Provision for depreciation                            20,808         18,869         16,269          9,207         18,630
    Amortization and accretion                           (75,426)       (76,789)       (77,663)       (41,676)       (60,538)
    Provision (credit) for deferred income taxes          14,936          3,660          1,241         (5,668)        13,487
    ESOP compensation                                     14,502         62,915           --             --             --
    RRP compensation                                     115,978         45,472           --             --             --
    Gain on sale of investment securities                 (2,000)        (1,563)          --             --             --
    Gain on sale of office building                         --             --             --             --          (21,756)
    Net loss on sale of foreclosed real estate              --             --             --             --              102
    FHLB stock dividends                                 (53,100)       (48,300)       (38,000)       (21,000)       (31,500)
    Decrease (increase) in
     accrued interest receivable                          63,447        (29,413)        11,603         10,582         14,974
    Decrease (increase) in other assets                     (177)        (3,004)           336        (12,216)            26
    Decrease (increase) in income taxes refundable       (15,323)        18,227        (11,927)        (7,893)       (10,334)
    Increase (decrease) in income taxes payable
     and other liabilities                               (75,190)        (5,041)       102,438        130,639        (17,768)
                                                    ------------   ------------   ------------   ------------   ------------
          Net cash provided by
           operating activities                          538,037        825,694        698,509        381,328        608,345
                                                    ------------   ------------   ------------   ------------   ------------

INVESTING ACTIVITIES:
  Net decrease (increase) in loans receivable         (2,155,488)    (5,489,040)    (1,490,389)    (1,341,297)       461,111
  Purchases of investment securities                 (13,280,500)   (11,473,118)    (5,052,542)    (1,251,875)    (8,777,439)
  Proceeds from sales and maturities of
    investment securities                             17,277,000     10,954,844      4,045,979      2,575,000      1,882,020
  Purchases of mortgage-backed securities             (5,826,994)    (1,875,339)    (4,871,378)      (504,900)   (10,883,001)
  Principal collected on
   mortgage-backed securities                          5,835,960      3,823,466      6,400,549      2,297,820      8,491,498
  Purchases of office property and equipment             (12,310)       (20,860)       (11,624)       (10,886)      (264,015)
  Proceeds from sale of office properties
    and equipment                                           --             --             --             --           28,250
  Proceeds from sale of foreclosed real estate              --             --             --             --          136,596
                                                    ------------   ------------   ------------   ------------   ------------
          Net cash provided by (used for)
           investing activities                        1,837,668     (4,080,047)      (979,405)     1,763,862     (8,924,980)
                                                    ------------   ------------   ------------   ------------   ------------

FINANCING ACTIVITIES:
  Net increase (decrease) in savings accounts           (625,117)    (4,726,715)    (2,886,355)    (3,124,767)     1,121,527
  Net increase (decrease) in certificates of
   deposit accounts                                   (3,468,041)    (2,471,541)     6,103,467      5,682,108        912,431
  Decrease (increase) in prepaid stock
    conversion costs                                        --          278,054       (278,054)      (278,054)          --
  Proceeds from sale of stock                               --       11,211,264           --             --             --
  Purchase of RRP stock                                     --         (721,839)          --             --             --
  Dividends paid                                      (1,749,494)      (477,618)          --             --             --
  Purchase of common stock                            (1,726,895)      (689,265)          --             --             --
                                                    ------------   ------------   ------------   ------------   ------------
          Net cash provided by (used for)
            financing activities                      (7,569,547)     2,402,340      2,939,058      2,279,287      2,033,958
                                                    ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                (5,193,842)      (852,013)     2,658,162      4,424,477     (6,282,677)

CASH AND CASH EQUIVALENTS,
  beginning of period                                  6,542,257      7,394,270      4,736,108      2,969,793      9,252,470
                                                    ------------   ------------   ------------   ------------   ------------

CASH AND CASH EQUIVALENTS,
  end of period                                     $  1,348,415   $  6,542,257   $  7,394,270   $  7,394,270   $  2,969,793
                                                    ============   ============   ============   ============   ============

NONCASH INVESTING ACTIVITIES:
  Loans taken into foreclosed real estate           $       --     $       --     $       --     $       --     $    139,749

  Foreclose real estate sold and financed           $       --     $       --     $       --     $       --     $     52,376

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
  Income taxes paid                                 $    242,000   $    300,000   $    349,000   $    169,000   $    370,300

  Interest paid on deposit accounts                 $  2,655,921   $  2,663,684   $  2,381,017   $  1,183,615   $  2,461,469

           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      GATEWAY BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1994
                      AND FOR THE YEAR ENDED JUNE 30, 1994


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business

          Gateway Bancorp, Inc. (the "Company") was incorporated under Kentucky law in October 1994 by Catlettsburg Federal Savings and Loan Association (the "Association") in connection with the conversion of the Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as Catlettsburg Federal Savings Bank (the "Bank", in mutual or stock form) and the issuance of the Bank's common stock to the Company and the offer and sale of the Company's common stock by the Company (the "Conversion"). As part of the Conversion, the Bank issued 1,244,570 shares of its common stock. Total proceeds of $12,445,700 were reduced by approximately $735,000 in conversion expenses. The financial statements for the year ended December 31, 1994 (unaudited), for the six months ended December 31, 1994, and for the year ended June 30, 1994, are for the Bank only, because as of December 31, 1994, the Company had not yet issued any stock, had no assets and no liabilities and had not yet conducted any business other than of an organizational nature.

          The Company's principal business is conducted through the Bank which conducts business from its main office located in Catlettsburg, Kentucky, and one full-service branch located in Grayson, Kentucky. The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by law. The Bank is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is the Bank's chartering authority and primary regulator. The Bank is also subject to regulation by the Federal Deposit Insurance Corporation ("FDIC"), as the administrator of the SAIF, and to certain reserve requirements established by the Federal Reserve Board ("FRB"). The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB").

     Principles of Consolidation

          The consolidated financial statements at December 31, 1996 and 1995, and for the years then ended, include the accounts of the Company, the Bank, and the Bank's one wholly-owned subsidiary. The consolidated financial statements for the year ended December 31, 1994 (unaudited), for the six months ended December 31, 1994, and for the year ended June 30, 1994, include the accounts of the Bank and its one wholly-owned subsidiary. All significant intercompany transactions have been eliminated in consolidation. Additionally, certain reclassifications may have been made in order to conform with the current period's presentation. The accompanying consolidated financial statements have been prepared on the accrual basis.

     Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, and the effect of prepayments on premiums and discounts associated with investments and mortgage-backed securities. Management believes that the allowance for loan losses and the effect of prepayments on premiums and discounts associated with investments and mortgage-backed securities have been adequately evaluated. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuations of foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowance or adjustments to the valuations based on their judgments about information available to them at the time of their examination. Actual results could differ from those estimates.

     Cash and Cash Equivalents

          For purposes of the statement of cash flows, cash and cash equivalents include cash and readily available interest bearing deposits in other financial institutions. The Bank maintains cash deposits in other depository institutions which occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions.

          Federal regulations require the maintenance of certain daily reserve balances. Based upon the regulatory calculation, the Bank's reserve requirements at December 31, 1996 and 1995 were $-0-. However, aggregate reserves (in the form of vault cash) are maintained to satisfy federal regulatory requirements should they be needed.

     Investments and Mortgage-Backed Securities

          Bonds and notes held to maturity are carried at amortized cost based upon management's intent and ability to hold such securities to maturity. Adjustments for premiums and discounts are recognized in interest income using the interest method over the period to maturity.

          Equity securities that are nonmarketable and restricted are carried at cost. The Bank is required to maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to 1% of mortgage related assets (residential mortgages and mortgage-backed securities) or 0.3% of the Bank's total assets at December 31 of each year.

          Mortgage-backed securities are stated at amortized cost since management intends to hold such securities to maturity and they have the ability to do so. Amortization of premiums and accretion of discounts are recognized using the level yield method. Certain factors such as prepayments and interest rates may impact the yields and effective maturities of mortgage-backed securities.

          During 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires, among other things, that debt and equity securities (including mortgage-backed securities) classified as available for sale be reported at fair value, with unrealized gains and losses excluded from net income and reported as a separate component of stockholders' equity, net of income taxes. Management adopted SFAS No. 115 effective June 30, 1994, and classified all investment securities and mortgage-backed securities as held to maturity (carried at amortized cost), since it is their intent to do so. Should any be sold, gains or losses will be recognized in income using the specific identification method. This change had no effect on the Bank's consolidated financial position or results of operations for any periods presented in the accompanying financial statements.

          Realized gains and losses are recognized in the statements of income using the specific identification method.

     Loans Receivable

          Loans receivable are stated at unpaid principal balances, increased by net deferred loan costs, and reduced by the allowance for loan losses.

          Effective January 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans. In accordance with this statement, certain direct origination costs on loans made after December 31, 1994 are deferred and amortized as a yield adjustment over the lives of the related loans. It was determined that the implementation of SFAS No. 91 to loans originated prior to January 1, 1995 would not have a material effect on the consolidated financial statements.

          Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

          It is the policy of the Bank to provide a valuation allowance for estimated losses on loans when a significant and probable decline in value occurs. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     Office Properties and Equipment

          Office properties and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using the straight-line method.

     Income Taxes

          Deferred income taxes are recognized for temporary differences between transactions recognized for financial reporting purposes and income tax purposes. Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109.

     Net Income Per Share

          Net income per share for the years ended December 31, 1996 and 1995 was computed using the weighted average number (1,094,395 and 1,194,033, respectively) of outstanding common shares and common stock equivalents, if dilutive. The only common stock equivalents are stock options. The weighted average number of common stock equivalents is calculated using the treasury stock method. There were no shares of stock outstanding for periods earlier than

1995. Shares which have not been committed to be released to the ESOP are not considered to be outstanding for purposes of calculating net income per share.

     Fair Values of Financial Instruments

          Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

          The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

          Cash: The carrying amount reported in the balance sheet for cash approximates fair value.

          Investment securities and mortgage-backed securities: Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates fair value.

          Deposits: The fair values disclosed for passbook accounts are, by definition, equal to the amount payable on demand at the reporting date (that is their carrying amounts). The fair values for certificates of deposit are considered to approximate carrying value if they have original maturities of less than 1 year. For other certificates of deposit, fair values are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated contractual maturities on such deposits. The carrying amount of accrued interest payable approximates fair value.

(2)  INVESTMENT SECURITIES HELD TO MATURITY

          Investment securities held to maturity consist of the following:

                                                                        December 31, 1996
                                          -----------------------------------------------------------------------
                                                                    Gross           Gross
                                              Carrying           Unrealized       Unrealized         Market
                                                Value               Gains           Losses            Value
                                          -----------------     -------------    ------------    ----------------
Bonds and Certificates:
 U.S. Treasury securities                 $       2,999,375     $      -         $     19,075    $      2,980,300
 FHLB bonds                                       4,450,000            -               39,700           4,410,300
 FNMA bonds                                       4,539,807            15,598          74,405           4,481,000
 FHLMC bonds                                      3,246,172            10,353          27,725           3,228,800
 Government money market                          1,000,000            -               -                1,000,000
 Municipal bonds                                    479,277            26,817             994             505,100
                                          -----------------     -------------    ------------    ----------------

                                                 16,714,631            52,768         161,899          16,605,500
                                          -----------------     -------------    ------------    ----------------

Restricted Equity Securities:
 Stock in FHLB, at cost                             794,300            -               -                  794,300
 Stock in Intrieve, Inc., at cost                    15,000            -               -                   15,000
                                          -----------------     -------------    ------------    ----------------

                                                    809,300            -               -                  809,300
                                          -----------------     -------------    ------------    ----------------

                                          $      17,523,931     $      52,768    $    161,899    $     17,414,800
                                          =================     =============    ============    ================

Weighted average interest rate                        6.36 %
                                          =================

                                                                       December 31, 1995
                                          -----------------------------------------------------------------------
                                                                     Gross          Gross
                                               Carrying           Unrealized      Unrealized          Market
                                                 Value               Gains          Losses            Value
                                          -----------------     -------------    ------------    ----------------
Bonds and Certificates:
 U.S. Treasury securities                 $       2,998,750     $      -         $      3,950    $      2,994,800
 FHLB bonds                                      10,349,417            16,782          18,999          10,347,200
 FNMA bonds                                       2,535,769            64,631          -                2,600,400
 FHLMC bonds                                      1,250,000             1,200          -                1,251,200
 Government money market                          3,000,000            -               -                3,000,000
 Municipal bonds                                    553,353            36,747          -                  590,100
                                          -----------------     -------------    ------------    ----------------

                                                 20,687,289           119,360          22,949          20,783,700
                                          -----------------     -------------    ------------    ----------------

Restricted Equity Securities:
 Stock in FHLB, at cost                             741,200            -               -                  741,200
 Stock in Intrieve, Inc., at cost                    15,000            -               -                   15,000
                                          -----------------     -------------    ------------    ----------------

                                                    756,200            -               -                  756,200
                                          -----------------     -------------    ------------    ----------------

                                          $      21,443,489     $     119,360    $     22,949    $     21,539,900
                                          =================     =============    ============    ================

Weighted average interest rate                       6.27 %
                                          =================

               During the years ended December 31, 1996, 1995 and 1994 (unaudited), the Company had investment securities held to maturity called, with amortized costs of $100,000, $1,000,000 and $73,000, respectively, at gains of $2,000, $1,563 and $2,250, respectively. There were no sales or calls of investment securities held to maturity during the six months ended December 31, 1994 or the year ended June 30, 1994.

               The amortized cost and estimated market value of investment securities held to maturity at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                               Estimated
                                                           Amortized             Market
                                                             Cost                Value
                                                      ----------------    ----------------
Due in one year or less                               $      3,509,300    $      3,506,200
Due after one year through five years                        5,995,078           5,961,000
Due after five years through ten years                       5,129,920           5,075,700
Due after ten years                                          2,889,633           2,871,900
                                                      ----------------    ----------------
                                                      $     17,523,931    $     17,414,800
                                                      ================    ================

              Investment securities held to maturity with amortized costs of approximately $200,000 and $500,000 and estimated market values of approximately $198,700 and $499,100 were pledged to secure deposits at December 31, 1996 and 1995, respectively.

(3)   LOANS RECEIVABLE

              Loans receivable are summarized as follows:

                                                                   December 31,
                                                      ------------------------------------
                                                           1996                   1995
                                                      ----------------    ----------------
Real estate loans:
 Single family residential                            $     16,785,592    $     15,205,716
 Multi-family residential                                      903,493             585,800
 Commercial real estate                                        790,993             361,678
                                                      ----------------    ----------------
      Total real estate loans                               18,480,078          16,153,194

Other loans:
 Loans on deposit accounts                                     620,672             809,761
                                                      ----------------    ----------------

      Total loans                                           19,100,750          16,962,955

Net deferred cost reserve                                       55,800              38,107
Allowance for loan losses                                      (80,758)            (80,758)
                                                      ----------------    ----------------

Loans - net                                           $     19,075,792    $     16,920,304
                                                      ================    ================

Weighted average interest rate                                   7.85%                7.80%
                                                      ===============     ================

              Activity in the allowance for loan losses is summarized as follows:

                                             Year Ended                  Six Months      Year
                                            December 31,                   Ended         Ended
                              ----------------------------------------  December 31,    June 30,
                                  1996          1995          1994          1994          1994
                              ------------  ------------  ------------  ------------  ------------
                                                          (Unaudited)
Balance, beginning of period  $     80,758  $     60,758  $     60,758  $     60,758  $    157,098
Provision charged to expense          --          20,000          --            --            --
Loans charged-off                     --            --            --            --         (96,340)
                              ------------  ------------  ------------  ------------  ------------

Balance, end of period        $     80,758  $     80,758  $     60,758  $     60,758  $     60,758
                              ============  ============  ============  ============  ============

              Nonaccrual loans for which interest had been discontinued or reduced and for which impairment had not been recognized totaled approximately $81,500 and $264,800 at December 31, 1996 and 1995, respectively. Interest income that would have been recorded under the original terms of the loans totaled $1,394 and $3,050 for the years ended December 31, 1996 and 1995, respectively.

              The Bank is not committed to lend additional funds to debtors whose loans are impaired or in nonaccrual status.

(4)   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

              Mortgage-backed securities held to maturity consist of the following:

                                                                 December 31,
                                                     ------------------------------------
                                                           1996                 1995
                                                     ---------------      ---------------
              GNMA certificates                      $     1,530,864      $     1,963,710
              FNMA certificates                            5,661,647            3,750,543
              FHLMC certificates                          20,623,373           22,067,943
                                                     ---------------      ---------------
                                                          27,815,884           27,782,196
              Unamortized premiums                             2,880                5,579
              Unearned discounts                            (155,742)            (169,371)
                                                     ---------------      ---------------
                                                     $    27,663,022      $    27,618,404
                                                     ===============      ===============

              Weighted average interest rate                    6.52%                6.62%
                                                     ===============      ===============

              The carrying values and estimated market values of mortgage-backed securities held to maturity consist of the following:

                                               December 31, 1996
                              --------------------------------------------------
                                              Gross        Gross
                               Carrying     Unrealized  Unrealized      Market
                                 Value        Gains        Losses       Value
                              -----------  -----------  -----------  -----------

GNMA certificates             $ 1,502,662  $   122,582  $        44  $ 1,625,200
FNMA certificates               5,626,378       50,648      196,726    5,480,300
FHLMC certificates             20,533,982      495,302      431,684   20,597,600
                              -----------  -----------  -----------  -----------
                              $27,663,022  $   668,532  $   628,454  $27,703,100
                              ===========  ===========  ===========  ===========

                                               December 31, 1995
                              --------------------------------------------------
                                              Gross        Gross
                               Carrying     Unrealized  Unrealized      Market
                                 Value        Gains        Losses       Value
                              -----------  -----------  -----------  -----------

GNMA certificates             $ 1,936,803  $   147,797  $      --    $ 2,084,600
FNMA certificates               3,732,375       43,367       92,142    3,683,600
FHLMC certificates             21,949,226      600,221      189,547   22,359,900
                              -----------  -----------  -----------  -----------
                              $27,618,404  $   791,385  $   281,689  $28,128,100
                              ===========  ===========  ===========  ===========

              There were no sales of mortgage-backed securities held to maturity during the years ended December 31, 1996, 1995 and 1994 (unaudited), the six months ended December 31, 1994, or the year ended June 30, 1994.

(5)  OFFICE PROPERTIES AND EQUIPMENT

              Office properties and equipment are summarized as follows:

                                                                December 31,
                                                         ----------------------
                                                            1996          1995
                                                         ---------    ---------
Land                                                     $  90,000    $  90,000
Buildings and improvements                                 339,145      339,145
Furniture, fixtures and equipment                          164,474      152,164
                                                         ---------    ---------
                                                           593,619      581,309
Less - accumulated depreciation                           (235,122)    (214,314)
                                                         ---------    ---------
                                                         $ 358,497    $ 366,995
                                                         =========    =========
(6)  DEPOSITS

              Deposits are summarized as follows:

                             Weighted                  December 31,                        December 31,
                           Average Rate                   1996                                1995
                          at December 31,   ---------------------------------   ---------------------------------
                               1996              Amount           Percent            Amount           Percent
                          ---------------   ---------------   ---------------   ---------------   ---------------

Passbook                       3.50%        $     2,861,487        5.8%         $     3,486,604         6.5%
                          ---------------   ---------------   ---------------   ---------------   ---------------

Certificates:
 3.0-3.99%                     3.65               9,339,968        19.0               8,688,795        16.3
 4.0-4.99%                     4.72              12,119,114        24.6               3,077,260         5.8
 5.0-5.99%                     5.64              24,672,498        50.2              37,812,482        71.0
 6.0-6.99%                     6.50                   4,500        --                    11,522        --
 7.0-7.99%                     7.52                 102,161          .2                 120,079          .2
 8.0-8.99%                     8.00                  95,018          .2                  91,162          .2
                          ---------------   ---------------   ---------------   ---------------   ---------------
                               5.01              46,333,259        94.2              49,801,300        93.5
                          ---------------   ---------------   ---------------   ---------------   ---------------
                               4.92%        $    49,194,746       100.0%        $    53,287,904       100.0%
                          ===============   ===============   ===============   ===============   ===============

              The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $6,209,000 and $6,948,000 at December 31, 1996 and 1995, respectively.

              At December 31, 1996, scheduled maturities of certificates of deposit are as follows:

                     Year
                    Ending
                 December 31,                    Amount              Percent
                 ------------             -----------------          -------
                     1997                 $      34,213,149             73.8%
                     1998                         8,172,166             17.6
                     1999                         2,175,554              4.7
                     2000                         1,571,675              3.4
                2001 and after                      200,715              0.5
                                          -----------------          -------
                                          $      46,333,259            100.0%
                                          =================          =======

(7)   INCOME TAXES

              The provision for income taxes consists of the following components:

                                     Year Ended                 Six Months        Year
                                     December 31,                 Ended           Ended
                   ------------------------------------------  December 31,      June 30,
                       1996           1995           1994          1994           1994
                   ------------   ------------   ------------  ------------   ------------
                                                  (Unaudited)
Federal:
  Current          $    240,357   $    412,592   $    336,054  $    161,107   $    351,595
  Deferred               19,873          6,843          1,241        (5,668)        13,487
State:
  Current               (11,897)        13,800           --            --             --
  Deferred               (4,937)        (3,183)          --            --             --
                   ------------   ------------   ------------  ------------   ------------
                   $    243,396   $    430,052   $    337,295  $    155,439   $    365,082
                   ============   ============   ============  ============   ============

              The provision for income taxes differs from the amount computed by applying the Federal income tax rate of 34% and the effective state income tax rate of 5.28% (year ended December 31, 1996 and 1995 only) to income before provision for income taxes as a result of the following:

                                                                     Six Months         Year
                                           Year Ended                   Ended          Ended
                                           December 31,              December 31,     June 30,
                            1996           1995           1994          1994            1994
                        ------------   ------------   ------------   ------------   ------------
                                                       (Unaudited)

Expected provision for
  income taxes          $    303,626   $    491,280   $    350,656   $    161,373   $    366,187
Income of Bank not
  subject to state
  income tax                 (49,684)       (57,802)          --             --             --
Tax-exempt interest          (15,293)       (11,816)       (14,983)        (7,535)       (15,086)
Loan loss provision             --            6,800           --             --             --
Others - net                   4,747          1,590          1,622          1,601         13,981
                        ------------   ------------   ------------   ------------   ------------
                        $    243,396   $    430,052   $    337,295   $    155,439   $    365,082
                        ============   ============   ============   ============   ============

              The net deferred income tax liability consists of income taxes applicable to the following temporary differences between transactions recognized for financial reporting and tax reporting purposes:

                                                               December 31,
                                                         ----------------------
                                                           1996          1995
                                                         ---------    ---------
Components of the deferred tax asset:
 Bad debts                                               $  27,802    $  27,802
 Depreciation                                                4,993        5,968
 Pension expense                                             5,055        2,619
 Contingency reserve                                          --          4,452
 RRP compensation expense                                   23,982       18,643
 Other                                                       1,033          205
                                                         ---------    ---------
       Total deferred tax asset                             62,865       59,689
Valuation allowance - bad debts                            (27,802)     (27,802)
                                                         ---------    ---------
       Total deferred tax asset,
         net of valuation allowance                         35,063       31,887
                                                         ---------    ---------
Components of the deferred tax liability:
 FHLB stock dividends                                      146,204      128,150
 Accretion                                                     667          609
                                                         ---------    ---------
       Total deferred tax liability                        146,871      128,759
                                                         ---------    ---------
       Net deferred tax liability                        $ 111,808    $  96,872
                                                         =========    =========

              Retained earnings at December 31, 1996 and 1995 include approximately $2,445,000 for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $831,000 at December 31, 1996 and 1995.

(8)   PENSION PLAN

              The Bank has a qualified, non-contributory defined benefit pension plan which covers all employees who are at least twenty and one-half years of age and have completed six months of employment. Employees become fully vested after seven years of service. It is the Bank's policy to fund the Plan in the amount which is deductible for Federal income tax purposes, as actuarially determined. Contributions to the Plan for the years ended December 31, 1996 and 1995 were $11,336 and $9,039, respectively. There were no contributions made for any other period presented in the accompanying consolidated financial statements.

              The Bank adopted the provisions of FASB Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, effective January 1, 1995. The effect of adopting Statement No. 87 had no material effect on the 1995 consolidated financial statements.

              The following is a summary of the plan's funded status as of December 31, 1996 and 1995:

                                                            1996         1995
                                                          ---------   ---------
Plan assets (principally life
  insurance and annuity contracts),
  at estimated fair value                                 $ 151,327   $ 123,722
Projected benefit obligation (including
  vested accumulated benefit obligation
  of $96,131 and $82,678, respectively)                    (181,374)   (171,190)
                                                          ---------   ---------
Funded status                                               (30,047)    (47,468)
Unrecognized net gain from actuarial experience             (11,887)       (721)
Unamortized transition amount                                38,726      40,486
                                                          ---------   ---------
Net pension liability included in other
  liabilities                                             $  (3,208)  $  (7,703)
                                                          =========   =========

              The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for 1996 and 1995 were 8.0% and 4.5%, respectively.

              Net pension cost for the years ended December 31, 1996 and 1995 includes the following components:

                                                            1996         1995
                                                          --------     --------
Service cost                                              $ 11,427     $ 11,964
Interest cost on projected benefit obligation               12,808       11,966
Actual return on assets                                    (13,144)     (14,067)
Amortization and deferral                                    4,789        6,879
                                                          --------     --------

Net periodic pension cost                                 $ 15,880     $ 16,742
                                                          ========     ========

              During 1996 and 1995, no distributions were made to participants.

              There was no amount charged to pension expense during any of the other periods presented in the accompanying consolidated financial statements.

(9)    PURCHASE OF COMMON STOCK

              The Company purchased 121,216 and 47,600 shares of its outstanding common stock on the open market during 1996 and 1995, respectively. In accordance with the 1988 amendment to the Kentucky Business Corporation Act, the purchase of these shares has been recorded as a purchase of common stock shares, which are authorized but unissued. The shares are available for reissuance.

(10)   EMPLOYEE STOCK OWNERSHIP PLAN

              The Company established an ESOP for employees of the Company and the Bank effective upon the Conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a twelve month period and who have attained age 21 are eligible to participate in the ESOP. The Company loaned the ESOP $500,000 for the initial purchase of the ESOP shares. The loan is due and payable in forty (40) equal quarterly installments of $12,500 beginning March 31, 1995, plus interest at the rate of 8.75% per annum. The Company and the Bank will make scheduled discretionary cash contributions to the ESOP sufficient to amortize the principal and interest on the loan. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting For Employee Stock Ownership Plans." As shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares during the period. To the extent that the fair value of ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity. ESOP compensation expense recorded during the years ended December 31, 1996 and 1995 was $14,502 and $62,915, respectively, which represents the estimated market value of the 6,461 and 7,746 shares which were released during each respective year, less dividends paid on unallocated shares used for debt service.

              The fair value of the unreleased ESOP shares was approximately $501,000 and $592,000 at December 31, 1996 and 1995, respectively. The Company used $67,492 and $20,000, respectively, of dividends paid on unallocated ESOP shares during 1996 and 1995 for debt service on the outstanding ESOP loan.

(11)   STOCK-BASED COMPENSATION PLANS

              In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of FASB No. 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

                                                               December 31,
                                                      --------------------------
                                                           1996          1995
                                                      ------------ -------------
Net income-as reported                                $    529,582 $     820,661
Net income-pro forma                                       503,439       805,515
Net income per share-as reported                               .48           .69
Net income per share-pro forma                                 .46           .68

              The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

                                                             December 31,
                                                    ---------------------------
                                                         1996          1995
                                                    ------------  -------------
Expected dividend yield                             $        .40  $         .40
Expected stock price volatility                             5.26%          5.26%
Risk-free interest rate                                     6.05%          6.42%
Expected life of options                                 7 years        7 years

              The weighted average fair value of options granted during 1996 and 1995 was $1.86 and $2.68, respectively.

              The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                       Options Outstanding                 Options Exercisable
    --------------------------------------------------  ------------------------
                               Weighted
                               Average
                              Remaining      Weighted      Number      Weighted
      Range of                Contracted      Average    Exercisable    Average
      Exercise      Number       Life        Exercise        at        Exercise
       Prices    Outstanding    (Years)        Price      12/31/96      Price
    -----------  -----------  -----------  -----------  -----------  -----------

    $     13.50       74,667          6.2  $     13.50       14,685  $     13.50


       Recognition and Retention Plan and Trust ("RRP")

              The Company's stockholders approved the RRP in 1995. As of December 31, 1996, 49,782 shares are available for awards to the Company's Board of Directors and the Bank's executive officers and key employees. During 1995, the Company purchased 49,782 shares in the open market to fully fund the RRP at an aggregate cost of $721,839. Awards are subject to five year vesting periods and other provisions as more fully described in the RRP document. The deferred cost of unearned RRP shares totaled $560,389 and $676,367 at December 31, 1996 and 1995, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting periods only for those shares awarded. Compensation cost charged to expense for the years ended December 31, 1996 and 1995 was $115,978 and $45,472, respectively. RRP shares available which have not been awarded totaled 17,430 at December 31, 1996 and 1995. 8,186 shares vested during the year ended December 31, 1996 while no shares vested during the year ended December 31, 1995.

(12)  REGULATORY CAPITAL REQUIREMENTS

              The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (the "OTS"). Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

              Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to riskweighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.

              As of September 30, 1996, the most recent notification from the OTS, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

                                                                                  For Capital
                                                                           Adequacy Purposes and to
                                                                           Be Adequately Capitalized
                                                                                   Under The
                                                                           Prompt Corrective Action
                                            Actual                                 Provisions
                                    Amount          Ratio                    Amount            Ratio
                                -------------  -------------            ---------------    ------------

As of December 31, 1996:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)     $  16,928,064          86.22%           >= $  1,570,660    >=     8.0%
 Tier I Capital
  (to Risk-Weighted Assets)     $  16,848,064          85.81%           >= $    785,330    >=     4.0%
 Tier I Capital
  (to Adjusted Total Assets)    $  16,848,064          25.39%           >= $  1,990,774    >=     3.0%
 Tangible Capital
  (to Adjusted Total Assets)    $  16,848,064          25.39%           >= $    995,387    >=     1.5%
As of December 31, 1995:
 Total Risk-Based Capital
  (to Risk-Weighted Assets)     $  16,302,277          80.78%           >= $  1,614,508    >=     8.0%
 Tier I Capital
  (to Risk-Weighted Assets)     $  16,222,277          80.38%           >= $    807,254    >=     4.0%
 Tier I Capital
  (to Adjusted Total Assets)    $  16,222,277          23.25%           >= $  2,092,983    >=     3.0%
 Tangible Capital
  (to Adjusted Total Assets)    $  16,222,277          23.25%           >= $  1,046,492    >=     1.5%


(13)  OTHER NON-INTEREST INCOME AND EXPENSE

              Other non-interest income and expense amounts are summarized as follows:

                                                   Year Ended                  Six Months       Year
                                                   December 31,                   Ended         Ended
                                     ----------------------------------------  December 31,    June 30,
                                         1996          1995          1994          1994          1994
                                     ------------  ------------  ------------  ------------  ------------
                                                                 (Unaudited)
Other non-interest income:
  Rents                              $        676  $        566  $        942  $        663  $      4,763
  Insurance premiums                        2,659         3,190         3,185         1,935         3,203
  Other fee income                          2,706         1,752         9,184         5,988         6,897
  Miscellaneous                             7,111         2,587         3,800         3,467         2,250
                                     ------------  ------------  ------------  ------------  ------------
                                     $     13,152  $      8,095  $     17,111  $     12,053  $     17,113
                                     ============  ============  ============  ============  ============

                                                  Year Ended               Six Months      Year
                                                  December 31,               Ended         Ended
                                ----------------------------------------  December 31,    June 30,
                                    1996          1995          1994         1994          1994
                                ------------  ------------  ------------  ------------  ------------
                                                                    (Unaudited)

Other non-interest expense:
  Data processing               $     38,225  $     40,187  $     35,193  $     19,649  $     32,951
  Other insurance                     23,007        22,820        25,434        12,549        30,792
  Building and loan tax               55,447        46,800        47,433        25,800        45,633
  OTS assessment                      18,034        23,033        22,977        11,592        22,395
  Advertising and promotion           18,768        17,713        16,426         8,853        15,869
  Telephone and postage               20,575        18,151        14,125         7,458        14,039
  Professional services              152,421       127,577        20,615        13,676        25,478
  Other                               74,368        63,057        55,808        23,852        64,589
                                ------------  ------------  ------------  ------------  ------------
                                $    400,845  $    359,338  $    238,011  $    123,429  $    251,746
                                ============  ============  ============  ============  ============

(14)  CONCENTRATION OF CREDIT RISKS, COMMITMENTS AND CONTINGENCIES

              The Bank is principally a local lender and, therefore, has a significant concentration of loans to borrowers who reside in and/or which are collateralized by real estate located in Boyd, Carter and Greenup County, Kentucky. Employment in these areas is highly concentrated in the petroleum and steel industries. Therefore, many debtors' ability to honor their contracts is dependent upon these economic sectors.

              In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The principal commitments are loan commitments which approximated $466,600 and $471,125 at December 31, 1996 and 1995, respectively. The Bank uses the same credit policies for making loan commitments as it does for other loans.

              The Bank was not committed to sell or purchase loans or securities at December 31, 1996 or 1995.

(15)  RELATED PARTY TRANSACTIONS

              Included in loans are loans to directors, officers and their related interests. Management's opinion is that these loans are comparable to other loans made in the ordinary course of business. An analysis of the activity of loans to directors and executive officers is as follows:

                                                                 Six Months         Year
                                           Year Ended              Ended           Ended
                                          December 31,          December 31,      June 30,
                                  ---------------------------   ------------   ------------
                                      1996           1995           1994           1994
                                  ------------   ------------   ------------   ------------

Balance, beginning of period      $     80,124   $    250,774   $    148,217   $    197,656
New loans advanced                     200,814         59,537        215,757         64,714
Repayments                            (138,870)      (230,187)      (113,200)      (114,153)
                                  ------------   ------------   ------------   ------------
Balance, end of period            $    142,068   $     80,124   $    250,774   $    148,217
                                  ============   ============   ============   ============

(16)  FAIR VALUE OF FINANCIAL INSTRUMENTS

              The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                               1996                     1995
                                    ------------------------  ------------------------
                                      Carrying                  Carrying
                                       Amount    Fair Value      Amount    Fair Value
                                    -----------  -----------  -----------  -----------
Financial assets:
  Cash                              $ 1,348,415  $ 1,348,415  $ 6,542,257  $ 6,542,257
  Investment securities
     held to maturity                17,523,931   17,414,800   21,443,489   21,539,900
  Loans receivable, less allowance   19,075,792   19,025,849   16,920,304   16,839,964
  Mortgage-backed securities held
    to maturity                      27,663,022   27,703,100   27,618,404   28,128,100
  Accrued interest receivable           430,055      430,055      493,502      493,502
Financial liabilities:
  Deposits                           49,194,746   49,418,277   53,287,904   53,385,202
  Accrued interest
    payable                              32,864       32,864       35,155       35,155

              The carrying amounts in the preceding tables are included in the consolidated balance sheets under the applicable captions.

              While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if the Company were to have disposed of such items at December 31, 1996 and 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values should not necessarily be considered to apply at subsequent dates.

              In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the trained work force, customer goodwill, and similar items.

(17)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

              Selected quarterly financial data for the year ended December 31, 1996 is as follows:

                                                                  Quarter Ended
                                              ------------------------------------------------------
                                                March 31      June 30     September 30  December 31
                                              ------------  ------------  ------------  ------------
                                                   (Dollars in thousands except per share data)
Total interest income                         $      1,184  $      1,181  $      1,197  $      1,148
Total interest expense                                 695           687           649           622
                                              ------------  ------------  ------------  ------------

Net interest income                                    489           494           548           526

Provision for loan losses                             --            --            --            --
                                              ------------  ------------  ------------  ------------


                                     - 35 -

Net interest income after
  provision for loan losses                           489           494           548            526

Non-interest income                                     6            15             3              5
Non-interest expense                                  242           271           549            251
                                             ------------  ------------  ------------   ------------

Income before provision for
  income taxes                                        253           238             2            280

Provision (credit) for income taxes                    84            68            (2)            93
                                             ------------  ------------  ------------   ------------

Net income                                   $        169  $        170  $          4   $        187
                                             ============  ============  ============   ============

Net income per share                         $        .15  $        .15  $        .00   $        .18
                                             ============  ============  ============   ============

Dividends declared per share                 $        .10  $        .10  $        .10   $        .10
                                             ============  ============  ============   ============

(18)    CONDENSED PARENT COMPANY FINANCIAL INFORMATION

              Condensed financial information for the parent company only (Gateway Bancorp, Inc.) as of and for the years ended December 31, 1996 and 1995 is as follows:

                                 BALANCE SHEETS
                                                             December 31,
                                                      -------------------------
         Assets                                           1996          1995
                                                      -----------   -----------
Cash and cash equivalents                             $    64,500   $ 1,608,863
Investment in subsidiary                               16,848,064    16,222,277
Investment securities held to maturity                       --       1,986,394
Accrued interest receivable                                  --          47,302
Income taxes refundable                                    92,460          --
Other assets                                               23,629          --
                                                      -----------   -----------
                                                      $17,028,653   $19,864,836
                                                      ===========   ===========

         Liabilities and Stockholders' Equity
Income taxes payable                                  $      --     $    19,856
Dividends payable                                            --       1,366,717
                                                      -----------   -----------
        Total liabilities                                    --       1,386,573
                                                      -----------   -----------

Common stock                                               10,758        11,970
Employee benefit plans                                   (918,319)   (1,098,907)
Additional paid-in capital                              7,930,355     9,502,671
Retained earnings                                      10,005,859    10,062,529
                                                      -----------   -----------

        Total stockholders' equity                     17,028,653    18,478,263
                                                      -----------   -----------
                                                      $17,028,653   $19,864,836
                                                      ===========   ===========

                              STATEMENTS OF INCOME

                                                              Year Ended
                                                             December 31,
                                                      -------------------------
                                                          1996          1995
                                                      -----------   -----------
Interest on investment securities                     $    57,171   $   269,997
Interest on other interest-earning assets                  29,302        43,585
                                                      -----------   -----------
                                                           86,473       313,582
Non-interest income                                         2,969         1,563
Compensation and benefits                                (115,978)      (45,472)
Other non-interest expense                               (141,472)     (113,704)
                                                      -----------   -----------

Income (loss) before income taxes and
  equity in undistributed income of
  subsidiary                                             (168,008)      155,969

Provision (credit) for income taxes                       (71,803)       65,857
                                                      -----------   -----------

Income (loss) before equity in
  undistributed income of subsidiary                      (96,205)       90,112

Equity in undistributed income of subsidiary              625,787       730,549
                                                      -----------   -----------

Net income                                            $   529,582   $   820,661
                                                      ===========   ===========


                            STATEMENTS OF CASH FLOWS

                                                              Year Ended
                                                             December 31,
                                                      -------------------------
         Assets                                           1996          1995
                                                      -----------   -----------
Operating activities:
  Net income                                          $   529,582   $   820,661
  Adjustments to reconcile net income to net
   cash flows provided by (used for) operating
   activities -
    Equity in undistributed income of subsidiary         (625,787)     (730,549)
    Accretion                                             (13,606)       (6,556)
    Interest received on ESOP loan                         14,502        20,061
    Gain on sale of investment securities                  (2,969)       (1,563)
    RRP compensation                                      115,978        45,472
    Changes in -
       Accrued interest receivable                         47,302       (47,302)
       Other assets                                       (23,629)         --
       Income taxes refundable                            (92,460)         --
       Income taxes payable                               (19,856)       19,856
                                                      -----------   -----------

              Net cash provided by (used for)
                operating activities                      (70,943)      120,080
                                                      -----------   -----------

Investing activities:
  Capital contribution to subsidiary                         --      (5,905,484)
  Purchases of investment securities held
    to maturity                                              --      (3,073,118)
  Principal payments received on ESOP loan                 50,000        50,000
  Proceeds from maturities and sales of
    investment securities held to maturity              2,002,969     1,094,843
                                                      -----------   -----------

              Net cash provided by (used for)
                investing activities                    2,052,969    (7,833,759)
                                                      -----------   -----------


Financing activities:
  Proceeds from sale of stock                                --      11,211,264
  Purchase of RRP stock                                      --        (721,839)
  Dividends paid                                       (1,799,494)     (477,618)
  Purchase of common stock                             (1,726,895)     (689,265)
                                                      -----------   -----------

           Net cash (used for) provided by
                 financing activities                  (3,526,389)    9,322,542
                                                      -----------   -----------

Net increase (decrease) in cash                        (1,544,363)    1,608,863

Cash and cash equivalents, beginning of year            1,608,863          --
                                                      -----------   -----------

Cash and cash equivalents, end of year                $    64,500   $ 1,608,863
                                                      ===========   ===========